July 1, 2005

Name
Address

Dear Name:

Pursuant to the terms and conditions of the Fulton Financial Corporation 2004 Stock Option and Compensation Plan (the ‘Plan’), you have been granted      shares of Restricted Stock (the ‘Award’) as outlined below:

Granted To: Grant Date:	Name July 1, 2005

Vesting Schedule: This Award will vest in its entirety on the fifth anniversary of the date of grant.

Provided, however, the Plan provides that the Award will vest immediately upon termination of your employment due to your death or disability, or in the event of a change in control as defined in section 2.05 of the Plan. In addition, upon your retirement at the minimum age of 55 and with at least ten (10) years of continuous employment as defined in section 7.04 of the Plan, an Award granted to you under this agreement that remains subject to forfeiture, shall become fully vested, to the same extent and in the same manner as if such Award had become vested by passage of time.

Very truly yours,

R. Scott Smith, Jr.
President and Chief Operating Officer

By my signature below, I hereby acknowledge receipt of this Award, which has been granted to me on the date shown above, in accordance with the terms and conditions of the Plan. I further acknowledge having received a copy of the Prospectus for the Plan and agree to conform to all the terms and conditions of the Prospectus and the Plan.

Signature:      Date:

Name